Deloitte & Touche
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               3900 US Bancorp Tower    Telephone:  (503) 222-1341
               111 SW Fifth Avenue      Facsimile:  (503) 224-2172
               Portland, OR  97204-3698




                                                       EXHIBIT 15


August 3, 1994



Northwest Natural Gas Company
220 N.W. Second Avenue
Portland, Oregon  97209


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northwest Natural Gas Company and subsidiaries for the periods ended June 30, 1994 and 1993, as indicated in our report dated August 3, 1994; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your quarterly report on Form 10-Q for the quarter ended
June 30, 1994, is incorporated by reference in Registration Statement No. 33-34724, Post-Effective Amendment No. 1 to Registration Statement No. 2-76276, and Post-Effective Amendments No. 2 to Registration Statement Nos. 2-77195 and 33-19354 on
Form S-8 and in Registration Statement Nos. 33-44827, 33-64014, 33-51271, and 33-53795 and Post-Effective Amendments No. 1 to Registration Statement Nos. 33-1304 and 33-20384 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




DELOITTE & TOUCHE